Exhibit 99.1

FOR IMMEDIATE RELEASE

ARI REPORTS FOURTH QUARTER AND YEAR-END RESULTS

Company Expects to Return to Profitability in Fiscal 2004

Milwaukee, Wis., October 9, 2003 — ARI (OTCBB:ARIS), a leading provider of catalog-enabled business solutions that connect equipment manufacturers with their service and distribution networks, today reported results for the fourth quarter and fiscal year ended July 31, 2003.

Revenues for the fourth quarter of fiscal 2003 were $3.2 million, compared to revenues of $3.3 million for the same quarter in the prior fiscal year.  The company reported a loss of $74,000 or $0.01 per share for the fourth quarter of fiscal 2003, compared to net income of $73,000 or $0.01 per share for the comparable prior period.

For fiscal 2003, ARI reported revenues of $12.6 million, compared to revenues of $13.9 million in fiscal 2002.  The company reported a loss of $1.3 million or $0.21 per share for fiscal 2003, compared to a profit of $188,000 or $0.03 per share in the prior year.

“Recurring revenues in our core electronic catalog business increased 11% in fiscal 2003, a significant accomplishment given the continued economic challenges faced by our primary customer base of equipment manufacturers.  We increased the number of catalog subscriptions and the number of dealers we serve during the year through the addition of several major new customers and the expansion of our business with current customers,” said Brian E. Dearing, chairman and chief executive officer of ARI.  “We expect to realize the full benefit of these new contracts in fiscal 2004.”

Dearing said net income was significantly affected by large legal and advisory fees related to the restructuring of the company’s long-term debt and expenses for the repurchase of common stock, warrants and preferred stock from ARI’s largest shareholder, WITECH Corporation.

“Without these special expenses which we do not expect to continue to occur, our total expenses for fiscal 2003 would have been lower than in the previous year, reflecting the progress we have made in increasing efficiency and reducing operating costs.  In spite of these special expenses and an initial debt re-payment of $500,000, we increased our overall cash balance by $1.2 million in fiscal 2003.  Furthermore, our year-end cash balance of $2.1 million includes an amount reserved for the first payment on the restructured debt, which actually isn’t due until March 2004,” Dearing said.

“Fiscal 2003 was a transition year for ARI.  We restructured our debt, began to improve our capital structure and reduced on-going operating costs.  At the same time, while total company revenues declined 9%, both recurring and total revenues in the core electronic catalog business increased by 11% and 3%, respectively.  We believe we are well positioned to improve our bottom-line performance in fiscal year 2004 without requiring significant top-line growth.  With reduced interest payments, strong cash flow and our lean operating structure, we expect fiscal 2004 to be once again a profitable year for ARI,” said Dearing.

ARI is a leading provider of electronic catalog-enabled business solutions for sales, service and life-cycle product support in the manufactured equipment market.  ARI currently provides approximately 80 parts catalogs (many of which contain multiple lines of equipment) for approximately 60 equipment manufacturers in the U.S. and Europe.  More than 75,000 catalog subscriptions are provided through ARI to over 20,000 dealers and distributors in more than 100 countries in a dozen segments of the worldwide manufactured equipment market including outdoor power, recreation vehicle, floor maintenance, auto and truck parts aftermarket, power sports, marine and construction.  The Company builds and supports a full suite of multi-media electronic catalog publishing and viewing software for the Web or CD and provides expert catalog publishing and consulting services.  ARI e-Catalog systems support a variety of electronic pathways for parts orders, warranty claims and other transactions between manufacturers and their networks of sales and service points.  In addition, ARI also provides a template-based dealer website service that makes it quick and easy for an equipment dealer to have a professional and attractive website.  ARI currently operates three offices in the United States and one in Europe and has sales and service agents in Australia, England and France providing marketing and support of its products and services.

Fourth Quarter Earnings Conference Call

ARI’s Fourth Quarter Conference Call is scheduled for Thursday, October 9, 2003 at 3:30 p.m. Central Daylight Time/4:30 p.m. Eastern Time.  If you would like to participate on a listen-only basis, please dial in five to ten minutes prior to the starting time at 1-800-915-4836 (International callers dial 1-973-317-5319) and request to be connected to Brian Dearing’s conference call.  A rebroadcast is available beginning at 5:30 p.m. CDT, Friday, October 10, 2003 by calling 1-800-428-6051 (International callers dial 1-973-709-2089) and enter passcode #309436.  A replay of ARI’s conference call as well as notes and financial information presented in the call will be available on ARI’s website, www.arinet.com, after 6:00 p.m. Central Daylight Time on October 10. Click on the “Investor Relations” tab to access the information.

Statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. The forward-looking statements can generally be identified by words such as "believes," "anticipates," "expects" or words of similar meaning. Forward-looking statements also include statements relating to the Company's future performance, such as future prospects, revenues, profits and cash flows. The forward-looking statements are subject to risks and uncertainties, which may cause actual results to be materially different from any future performance suggested in the forward-looking statements. Such risks and uncertainties include those factors described under "Forward Looking Statements Disclosure" in Exhibit 99.1 of the Company’s annual report on Form 10-K for fiscal year ended July 31, 2002 filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

Contact:

Nancy Krajcir-Bennett

Marilyn Vollrath

ARI Network Services, Inc.

Vollrath Associates

Tel: (414) 973-4380

Tel: (262) 240-2405

Fax: (414) 973-4357

Fax: (262) 240-2410

E-mail: krajcir@arinet.com

E-mail: mvollrath@vollrathpr.com

ARI Network Services, Inc.
Balance Sheets
(In thousands, except share and per share data)
(Audited)

ASSETS	July 31	July 31
	2003	2002

Current Assets:
Cash	$2,120	$879
Trade receivables, less allowance for doubtful accounts of
$98 at July 31, 2003 and $140 at July 31, 2002	1,088	1,743
Prepaid expenses and other	115	84
Total Current Assets	3,323	2,706
Equipment and leasehold improvements:
Computer equipment	4,475	4,394
Leasehold improvements	73	73
Furniture and equipment	1,372	1,292
	5,920	5,759
Less accumulated depreciation and amortization	5,474	5,262
Net equipment and leasehold improvements	446	497

Other assets	--	105

Capitalized software product costs	9,602	23,585
Less accumulated amortization	7,721	20,519
Net capitalized software product costs	1,881	3,066

Total Assets	$5,650	$6,374
	========	========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Current portion of notes payable to shareholder	$ --	$50
Current portion of notes payable	400	3,490
RFC line of credit	346	360
Accounts payable	401	567
Deferred revenue	5,280	4,619
Accrued payroll and related liabilities	1,088	1,140
Other accrued liabilities	601	1,042
Current portion of capital lease obligations	20	151
Total Current Liabilities	8,136	11,419

Long term liabilities
Notes payable (net of discount)	3,769	--
Accrued restructure expense	319	359
Long term portion of accrued payroll related expenses	240	176
Capital lease obligations	16	26
Total Long Term Liabilities	4,344	561

Shareholders' equity (deficit)
Cumulative preferred stock, par value $.001 per share,
1,000,000 shares authorized; 20,350 shares issued and
outstanding at July 31, 2003 and July 31, 2002	--	--
Common stock, par value $.001 per share, 25,000,000 shares
authorized; 6,645,191 and 6,329,301 shares issued and
outstanding at July 31, 2003 and July 31, 2002, respectively	6	6
Common stock warrants and options	141	2,459
Additional paid-in-capital	94,295	91,853
Accumulated deficit	(101,272)	(99,924)
Total Shareholders' Equity (Deficit)	(6,830)	(5,606)

Total Liabilities and Shareholders' Equity (Deficit)	$ 5,650	$ 6,374
	========	========

ARI Network Services, Inc.
Statements of Operations
(In thousands, except per share data)
(Audited)
	Three months ended		Twelve months ended
	July 31		July 31
	2003	2002	2003	2002
Net Revenues:
Subscriptions, support and other services fees	$2,049	$2,126	$8,217	$8,915
Software licenses and renewals	619	593	2,332	2,721
Professional services	547	598	2,068	2,227
	3,215	3,317	12,617	13,863
Operating expenses:
Cost of products and services sold:
Subscriptions, support and other services fees	150	206	603	387
Software licenses and renewals *	440	269	1,768	1,523
Professional services	233	112	819	738
	823	587	3,190	2,648

Depreciation and amortization (exclusive of
amortization of software products included in
cost of products and services sold)	48	61	212	223
Customer operations and support	278	318	1,190	1,220
Selling, general and administrative	1,914	1,661	7,273	6,835
Software development and technical support	395	412	1,634	2,056
Operating expenses before amounts capitalized	3,458	3,039	13,499	12,982
Less capitalized portion	(172)	(134)	(541)	(717)
Net operating expenses	3,286	2,905	12,958	12,265
Operating income (loss)	(71)	412	(341)	1,598
Other income (expense)
Interest expense	(66)	(353)	(1,036)	(1,435)
Other, net	63	14	29	25
Total other expense	(3)	(339)	(1,007)	(1,410)
Net income (loss)	$(74)	$73	$(1,348)	$188
	=====	=====	======	======
Average common shares outstanding	6,645	6,223	6,499	6,238

Basic and diluted net income (loss) per share	$(0.01)	$0.01	$(0.21)	$0.03
	=====	=====	======	======
*includes amortization of software products of $419, $407, $1,723, and $1,612 and excluding other depreciation and amortization shown separately

Earnings before Interest, Taxes, Depreciation and Amortization

Net Income	$(74)	$73	$(1,348)	$188
Plus: Interest	66	353	1,036	1,435
Amortization of software products	419	407	1,723	1,612
Other depreciation and amortization	48	61	212	223
Earnings before interest, taxes, depreciation and amortization	$459	$894	$1,623	$3,458
	=====	=======	=======	======

ARI Network Services, Inc.
Statements of Cash Flows
(In thousands)
(Audited)
	Three months ended		Twelve months ended
	July 31		July 31
	2003	2002	2003	2002

Operating activities
Net income (loss)	$ (74)	$ 73	$(1,348)	$188
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of software products	419	407	1,723	1,612
Amortization of goodwill	--	5	--	15
Amortization of deferred financing costs and debt discount	(19)	263	682	973
Depreciation and other amortization	48	56	212	208
Interest expense converted to subordinated debt	--	--	229	--
Stock issued as consideration to vendor	--	--	44	--
Stock issued as contribution to 401(k) plan	39	38	39	38
Net change in receivables, prepaid expenses and other
current assets	221	(424)	624	397
Net change in accounts payable, deferred revenue, accrued
liabilities and long term liabilities	272	(178)	466	(788)
Net cash provided by operating activities	906	240	2,671	2,643

Investing activities
Purchase of equipment and leasehold improvements	(104)	(341)	(146)	(341)
Software product costs capitalized	(169)	(134)	(538)	(717)
Net cash used in investing activities	(273)	(475)	(684)	(1,058)

Financing activities
Borrowings (repayments) under line of credit	--	--	--	(200)
Borrowings under notes payable	(42)	--	16	--
Payments under notes payable	(16)	(137)	(650)	(608)
Payments of capital lease obligations	(31)	(45)	(156)	(178)
Debt issuance costs incurred	--	(51)	--	(51)
Proceeds from issuance of common stock	--	4	44	18
Net cash used in financing activities	(89)	(229)	(746)	(1,019)
Net increase (decrease) in cash	544	(464)	1,241	566
Cash at beginning of period	1,576	1,343	879	313
Cash at end of period	$ 2,120	$879	$2,120	$879
	=======	=======	=======	=======
Cash paid for interest	$17	$22	$82	$394
	=====	======	=====	======
Noncash investing and financing activities
Capital lease obligations incurred for:
Computer equipment	$ --	$ --	$15	$24
Conversion of accrued interest to subordinated debt	--	--	493	--
Issuance of common stock warrants in connection
with refinancing debt	--	--	36	--